Exhibit 10.2

AGREEMENT

This Agreement (this “Agreement”) dated as of June 28, 2006, by and among InfraSource Services, Inc., a Delaware corporation (the “Company”), and the persons listed on signature page hereto.

WHEREAS, on the date hereof, the Company is contemporaneously entering into a Second Amendment to Registration Rights Agreement  (the “Registration Rights Amendment”) to amend that certain Registration Rights Agreement dated as of April 20, 2004, as amended on December 7, 2005, by and among the Company and the other parties thereto (as so amended prior to the date hereof, the “Original Registration Rights Agreement”), whereby the Major Shareholders (as defined in the Registration Rights Amendment) will have the right to have a registration statement filed for a New Offering (as defined in the Registration Rights Amendment); and

WHEREAS, as a condition to entering into the Registration Rights Amendment, the Company has requested that the parties listed on the signature pages hereto, and the parties listed on the signature page hereto have agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.              Registration Timing.

Except as otherwise approved by the Audit Committee of the Board of Directors of the Company, the timing of activities leading to the New Offering, including any filings with the Securities and Exchange Commission and the road show, shall be managed by the Company on a schedule designed to enable the New Offering to be conducted during the week of July 10, 2006 and priced on or before August 1, 2006.

Section 2.              Underwriting Agreement.

The Major Shareholders will make the same representations and indemnification obligations regarding themselves and the Company in the underwriting agreement to be executed in connection with the New Offering as they did in the Underwriting Agreement, dated March 20, 2006, among the Company, the selling stockholders named in Schedule 2 thereto, Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC; provided, however, that the Major Shareholders shall have no obligation to indemnify the Company against any loss, cost, liability or expense arising out of the New Offering (including without limitation any disclosure related thereto or the results thereof).

Section 3.              Board of Directors.

Ian Schapiro and Michael Harmon will work with the Company in good faith to determine a mutually acceptable transition plan for their Board of Directors and committee responsibilities.

Section 4.              Transaction Support.

The Major Shareholders will continue to provide, as may be requested by the Company, for fair, reasonable, and market consideration, support with regard to any material transactions for which they are providing support to the Company as of the date hereof. This support will be limited to those areas where one or more of the Major Shareholders possesses proprietary knowledge regarding such transaction which would make substitution by a third party service firm impractical. The Major Shareholders shall provide such support as long as either Ian Schapiro or Michael Harmon serves on the Company’s Board of Directors or, if later, October 31, 2006. The Company and the Major Shareholders shall work in good faith to agree on the transactions and areas of support referenced in this Section 4 promptly after the date hereof. All information developed in connection with such past and continuing support shall be the property of the Company, shall be subject to the Nondisclosure Agreements dated the date hereof between the Company and each of the Major Shareholders (the “Nondisclosure Agreements”), and shall be returned to the Company or destroyed by the Major Shareholders upon completion of the work, except as set forth in the Nondisclosure Agreements.

Section 5.              D&O Insurance.

The Major Shareholders will use their reasonable best efforts to continue the Company’s inclusion, for a period of two years following the closing of the New Offering, in the group directors and officers’ insurance coverage sponsored by the Major Shareholders; provided, however, that the Major Shareholders shall not be required to pay any incremental costs to so continue the Company’s inclusion or to incur or pay any additional costs or expenses.

Section 6.              Prohibited Activities.

6.1         Confidentiality.

Without limiting the generality of the Nondisclosure Agreements dated the date hereof between the Company and each of the Major Shareholders, for a period of 18 months following the closing of the New Offering, the Major Shareholders will not disclose any non-public information relating to the Company received by them or their representatives on the Company’s Board of Directors to any third parties, including, without limitation, any portfolio companies of the Major Shareholders, or use any such information in any manner that would reasonably be expected to competitively disadvantage the Company.

6.2           Subsidiaries’ Business / Nonsolicitation.

For a period of two years following the closing of the New Offering, the Major Shareholders will not (a) engage or invest in a business which is the same as or substantially similar to the business conducted by Sunesys, Inc. or Blair Park Services, Inc. or their respective subsidiaries as of the closing of the New Offering, or (b) solicit for employment or engagement any persons who were employees or independent contractors of the Company or any of its subsidiaries as of the closing of the New Offering; provided, however, that the foregoing shall not prohibit hiring of an individual responding to general solicitations not specifically targeted at such individuals.

6.3.          Acquisition Candidates.

For a period of one year following the closing of the New Offering, the Major Shareholders will not invest in any entity which the Company has identified to the Major Shareholders prior to the closing of the New Offering as (a) an entity with which the Company has engaged in acquisition discussions in the 12 months prior to the closing of the New Offering, or (b) a potential acquisition target.

6.4.          Competition.

For a period of one year following the closing of the New Offering, the Major Shareholders will not acquire, or acquire a material interest in, any of the Company’s primary competitors, as identified in writing by the Company to the Major Shareholders, without consent of the Company.

6.5.          Acquisition Opportunities.

For a period of one year following the closing of the New Offering, the Major Shareholders will not acquire companies of potential common interest between one or more of the Major Shareholders and the Company without providing the opportunity for majority participation by the Company in any such acquisition.

Section 7.              Miscellaneous.

7.1.        Effectiveness. This Agreement shall be deemed effective as of the date first written above, as if executed by all parties hereto on such date.

7.2.        Further Assurances. Each party agrees that, from time to time upon the written request of the other party, it will execute and deliver such further documents and do such other acts and things as the other party may reasonably request to effect the purposes of this Agreement.

7.3.        Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b).

7.4.        Jurisdiction; Forum. Each party hereto consents and submits to the jurisdiction of any state court sitting in the County of New York or federal court sitting in the Southern District of the State of New York in connection with any dispute arising out of or relating to this Agreement. Each party hereto waives any objection to the laying of venue in such courts and any claim that any such action has been brought in an inconvenient forum. To the extent permitted by law, any judgment in respect of a dispute arising out of or relating to this Agreement may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of such judgment being conclusive evidence of the fact and amount of such judgment.

7.5.        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.6.        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties; provided, however, that no party shall assign or transfer its rights hereunder without the prior written consent of the other parties.

7.7.        Injunctive Relief. Without intending to limit the remedies available to the Company, damages at law will be an insufficient remedy to the Company in the event that either of the Major Shareholders violate any one or more of the terms set forth in Section 6 of this Agreement, and that the Company may apply for and obtain immediate injunctive relief in any court of competent jurisdiction as set forth above in Section 7.4 or restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the agreements and covenants contained herein, without posting bond. The Major Shareholders shall be responsible for payment of the Company’s reasonable attorneys’ fees in the event the Company prevails in any action against one or more of the Major Shareholders to enforce any one or more of the terms set forth in Section 6 of this Agreement. The Company and the Major Shareholders agree that the activities and investments of the Major Shareholders shall only be restricted as set forth in Section 6 solely for the respective time periods specified therein and upon the expiration of such time periods, the activities and investments of the Major Shareholders shall not be restricted under Section 6 in any way.

7.8.        Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, and all of such counterparts taken together shall constitute one and the same instrument.

[the next page is the signature page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

INFRASOURCE SERVICES, INC.

By:	/s/ Terence R. Montgomery
Name:	Terence R. Montgomery
Title:	CFO

OCM PRINCIPAL OPPORTUNITIES, FUND II, L.P.

By:	Oaktree Capital Management, LLC,
its General Partner

By:	/s/ Michael P. Harmon
Name:	Michael P. Harmon
Title:	Managing Director

By:	/s/ Adam Pierce
Name:	Adam Pierce
Title:	Assistant Vice President

OCM/GFI POWER OPPORTUNITIES FUND, L.P.

By:	Oaktree Capital Management, LLC,
its Co-General Partner,

By:	/s/ Michael P. Harmon
Name:	Michael P. Harmon
Title:	Managing Director

By:	/s/ Adam Pierce
Name:	Adam Pierce
Title:	Assistant Vice President

/s/ Ian Schapiro
Ian Schapiro, Individually (as to Section 3 only)

/s/ Michael Harmon
Michael Harmon, Individually (as to Section 3 only)